Exhibit 5
                           [McAfee & Taft Letterhead]


                                  May 30, 2006

RAM Energy Resources, Inc.
5100 East Skelly Drive, Suite 650
Tulsa, Oklahoma 74135

Ladies and Gentlemen:

     We have acted as counsel to RAM Energy Resources, Inc. (the "Company") in connection with the Registration Statement on Form S-3 (together with any subsequent amendments thereto, the "Registration Statement") relating to the issuance by the Company of up to 12,650,000 shares of the Company's common stock, par value $0.0001, upon the exercise of certain warrants, as described in the Registration Statement.

     We have examined the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and have made such other investigations of fact and law as we deem necessary to render the opinions set forth herein. Based on the foregoing, we are of the opinion that the shares of the Company's common stock to be issued upon exercise of the warrants have been duly authorized by all requisite corporate action and, when issued upon exercise of the warrants and payment of the consideration required therefor, will be validly issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement.

                                  Very truly yours,

                                  /s/ McAfee & Taft A Professional Corporation